CONSENT OF Ernst & Young LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and to the incorporation by reference in this Post-Effective Amendment Number 6 to the Registration Statement (Form N-1A)(No. 333-31127) of ISI Strategy Fund, Inc. of our report dated June 28, 2002, included in the 2002 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
September 25, 2002